Exhibit 11

INTERNATIONAL PAPER COMPANY

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Earnings from continuing operations	$228	$200	$378	$657
Discontinued operations	(1)	(10)	(18)	(33)

Net earnings	227	190	360	624
Effect of dilutive securities	—	—	—	—

Net earnings – assuming dilution	$227	$190	$360	$624

Average common shares outstanding	421.1	428.0	420.9	436.6
Effect of dilutive securities
Restricted stock performance share plan	1.5	2.4	3.0	3.2
Stock options	—	0.8	—	0.6

Average common shares outstanding – assuming dilution	422.6	431.2	423.9	440.4

Earnings per common share from continuing operations	$0.54	$0.46	$0.90	$1.50
Discontinued operations	—	(0.02)	(0.04)	(0.07)

Net earnings per common share	$0.54	$0.44	$0.86	$1.43

Earnings per common share from continuing operations – assuming dilution	$0.54	$0.46	$0.89	$1.49
Discontinued operations	—	(0.02)	(0.04)	(0.07)

Net earnings per common share – assuming dilution	$0.54	$0.44	$0.85	$1.42

Note: If an amount does not appear in the above table, the security was antidilutive for the periods presented.